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                                                RULE 424(b)(3)
                                                REGISTRATION NO. 333-7947
                                                                 33-89748
                                                                 33-60734
                                                                 33-57202

PROSPECTUS SUPPLEMENT

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  On May 31, 1997, Dean Witter, Discover & Co. and Morgan Stanley Group Inc. consummated their previously announced merger. Dean Witter, Discover & Co. is the surviving corporation in the merger and will continue its corporate existence under the name "Morgan Stanley, Dean Witter, Discover & Co." (the "Company").

                               ----------------

  Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley International Limited ("MSIL") and Dean Witter International Ltd. ("DWIL") are wholly-owned subsidiaries of the Company. The accompanying Prospectus and Prospectus Supplement may be used by DWR, MS & Co., MSIL, DWIL and other affiliates of the Company in connection with offers and sales of the securities described therein in the course of their businesses as broker-dealers. DWR, MS & Co., MSIL, DWIL and such other affiliates may act as principal or agent in such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of DWR, MS & Co., MSIL, DWIL or any such other affiliates are obligated to make a market and may discontinue any market-making activities at any time without notice.

                                 JUNE 2, 1997